Press
Information

Investor Contact: Thom Mocarsky
Arbitron Inc.
410-312-8239
thom.mocarsky@arbitron.com

Press Contact: Kim Myers
Arbitron Inc.
410-312-8500
kim.myers@arbitron.com

FOR IMMEDIATE RELEASE

ARBITRON INC. REPORTS 2011 FIRST QUARTER FINANCIAL RESULTS
Company reports earnings per share (diluted) of $0.59;
Reiterates 2011 full-year guidance for revenue and earnings per share

Columbia MD, April 26, 2011 – Arbitron Inc. (NYSE: ARB) today announced results for the first quarter ended March 31, 2011.

Net income for the quarter increased 18.2 percent to $16.2 million, or $0.59 per share (diluted), compared with $13.7 million, or $0.51 per share (diluted), for the first quarter of 2010.

For the first quarter of 2011, the Company reported revenue of $100.9 million, an increase of 5.2 percent compared to revenue of $95.9 million during the first quarter of 2010. Revenue for the quarter benefited from the commercialization of the Portable People MeterTM (PPMTM) ratings service in 15 markets in the second half of 2010, which completed the Company’s 48-market PPM commercialization plan, and from the ongoing transition to PPM service pricing

Costs and expenses for the first quarter 2011 increased by 1.5 percent, to $71.8 million from $70.7 million in the first quarter 2010. The incremental costs compared to last year related to the Portable People Meter markets commercialized in the second half of 2010, partially offset by the elimination of costs associated with operating the diary service in those markets.

Operating income in the first quarter 2011 increased 15.5 percent, to $29.1 million from $25.2 million in the first quarter 2010.

EBIT (earnings before interest and income tax expense) for the first quarter 2011 was $26.6 million, an increase of 17.2 percent compared with EBIT of $22.7 million for the first quarter of 2010. The Company’s EBIT margin for the first quarter 2011 increased to 26.3 percent from 23.6 percent in the first quarter of 2010.

EBITDA (earnings before interest, income taxes, depreciation and amortization) was $33.9 million in the first quarter of 2011, an increase of 16.1 percent compared with EBITDA of $29.2 million in the first quarter of 2010. The Company’s EBITDA margin for the first quarter 2011 increased to 33.6 percent from 30.4 percent in the first quarter of 2010.

Management Comment on First Quarter 2011 Results
Said William T. Kerr, President and Chief Executive Officer:

“In the first quarter, we earned Media Rating Council® accreditation of the data produced by our Portable People Meter service in 11 additional markets. Thanks to the impact of our continuous improvement programs on the quality of our samples and services, a total of 14 PPM markets now display the MRC ‘double checkmark’ symbol.

“We also made progress in our cross-platform initiatives. CBS and Turner Sports used our PPM out-of-home ratings service for the 2011 NCAA Men’s Division I Basketball Championship to demonstrate the significant lift that away-from-home television viewing can deliver. And, as previously announced, the Coalition for Innovative Media Measurement selected Arbitron for a proof-of-concept pilot to measure television, Internet and mobile users. Both of these initiatives provide tangible evidence of the traction and credibility we believe we are gaining in this rapidly evolving marketplace.

“For the balance of 2011, we still expect revenue to grow faster than costs. Because we have fully commercialized the PPM service in all 48 markets, we anticipate margin expansion as our costs stabilize and as we continue to benefit from the phase in of pricing for our PPM service.”

2011 Full-Year Guidance
Arbitron is reiterating its revenue and earnings per share guidance for 2011.

For the full year 2011, Arbitron continues to expect revenue to increase between six percent and eight percent compared to 2010 revenue of $395.4 million.

The Company continues to anticipate 2011 earnings per share (diluted) to be between $1.90 and $2.05, an increase of 16 percent to 25 percent over 2010 earnings per share (diluted) of $1.64.

Earnings Conference Call: Schedule and Access
Arbitron will host a conference call at 10:00 a.m. Eastern Time, today, April 26, 2011. The Company invites you to listen to the call toll-free by dialing (888) 562-3356. The conference call can be accessed from outside of the United States by dialing (973) 582-2700. To participate, users will need to use the following code: 56351035. The call will also be available live on the Internet at the following sites: www.arbitron.com and www.streetevents.com.

A replay of the call will be available from 1:00 p.m. on April 26, 2011 through 11:59 p.m. on May 3, 2011. To access the replay, please call (toll free) 800-642-1687 in the United States, or (706) 645-9291 from outside of the United States. Enter the following code to access the replay: 56351035.

Presentation of Non-GAAP Information
The terms EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to either net income as an indicator of Arbitron’s operating performance, or cash flow, as a measure of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

About Arbitron
Arbitron Inc. (NYSE: ARB) is a media and marketing research firm serving the media – radio, television, cable and out-of-home – as well as advertisers and advertising agencies. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product purchase patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The company has developed the Portable People Meter and PPM 360™, new technologies for media and marketing research.

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Portable People MeterTM PPMTM and PPM 360™ are marks of Arbitron Inc.

Media Rating Council® and the “double checkmark” logo design are registered marks of the Media Rating Council.

PPM ratings are based on audience estimates and are the opinion of Arbitron and should not be relied on for precise accuracy or precise representativeness of a demographic or radio market.

Arbitron Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron Inc. and its subsidiaries in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” ”expects,” “anticipates,” “estimates,” “believes,” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which we have derived from information currently available to us. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include, in no particular order, whether we will be able to:

•	successfully maintain and promote industry usage of our services, a critical mass of broadcaster encoding, and the proper understanding of our audience ratings services and methodology in light of governmental actions, including investigation, regulation, legislation or litigation, customer or industry group activism, or adverse community or public relations efforts

•	successfully obtain and/or maintain Media Rating Council, Inc. (“MRC”) accreditation for our audience ratings services;

•	successfully launch our cross-platform initiatives;

•	support our current and future services by designing, recruiting and maintaining research samples that appropriately balance quality, size and operational cost;

•	successfully develop, implement and fund initiatives designed to increase sample quality;

•	successfully manage costs associated with cell phone household recruitment and targeted in-person recruitment;

•	successfully manage the impact on our business of the current economic environment generally, and in the advertising market, in particular, including, without limitation, the insolvency of any of our customers or the impact of such downturn on our customers’ ability to fulfill their payment obligations to us;

•	compete with companies that may have financial, marketing, sales, technical or other advantages over us;

•	effectively respond to rapidly changing technologies by creating proprietary systems to support our research initiatives and by developing new services that meet marketplace demands in a timely manner;

•	successfully execute our business strategies, including evaluating and, where appropriate, entering into potential acquisition, joint-venture or other material third-party agreements;

•	manage and process the information we collect in compliance with data protection and privacy requirements;

•	successfully develop and implement technology solutions to encode and/or measure new forms of media content and delivery, and advertising in an increasingly competitive environment; and

•	renew contracts with key customers.

There are a number of additional important factors that could cause actual events or our actual results to differ materially from those indicated by such forward-looking statements, including, without limitation, the risk factors set forth in the caption “ITEM 1A. — RISK FACTORS” in our Annual Report on Form 10-K for the year ended December 31, 2010, and elsewhere, and any subsequent periodic or current reports filed by us with the Securities and Exchange Commission.

In addition, any forward-looking statements contained in this document represent our estimates only as of the date hereof, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

(Table to Follow)

Arbitron Inc.
Consolidated Statements of Income
Three Months Ended March 31, 2011 and 2010
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,		%
	2011	2010	Change	Change
Revenue	$100,869	$95,896	$4,973	5.2%
Costs and expenses
Cost of revenue	45,679	43,153	2,526	5.9%
Selling, general and administrative	17,109	17,641	(532)	(3.0%)
Research and development	8,995	9,909	(914)	(9.2%)
Total costs and expenses	71,783	70,703	1,080	1.5%
Operating income	29,086	25,193	3,893	15.5%
Equity in net loss of affiliate	(2,532)	(2,531)	(1)	0.0%
Earnings before interest and income taxes (1)	26,554	22,662	3,892	17.2%
Interest income	6	2	4	200.0%
Interest expense	164	265	(101)	(38.1%)
Earnings before income taxes	26,396	22,399	3,997	17.8%
Income tax expense	10,149	8,651	1,498	17.3%
Net Income	16,247	13,748	2,499	18.2%
Basic weighted average common share
Net income	$0.60	$0.52	$0.08	15.4%
Diluted weighted average common share
Net income	$0.59	$0.51	$0.08	15.7%
Weighted average shares used in calculations
Basic	27,079	26,593	486	1.8%
Diluted	27,595	26,924	671	2.5%
Dividends per common share	$0.10	$0.10	—	—
Other data:
EBITDA (1)	$33,869	$29,178	$4,691	16.1%
Non-cash share-based compensation	$2,005	$1,065	$940	88.3%

(1) The terms EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

Arbitron Inc.
EBIT and EBITDA Non-GAAP Reconciliation
Three Months Ended March 31, 2011 and 2010
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Net income	$16,247	$13,748
Income tax expense	10,149	8,651
Net interest expense	158	263
EBIT (2)	$26,554	$22,662
Depreciation and amortization	7,315	6,516
EBITDA (2)	$33,869	$29,178
EBIT Margin (2)	26.3%	23.6%
EBITDA Margin (2)	33.6%	30.4%

(2) Arbitron’s management believes that presenting EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization), both non-GAAP financial measures, as supplemental information helps investors, analysts, and others, if they so choose, in understanding and evaluating Arbitron’s operating performance in some of the same manners that management does because EBIT and EBITDA exclude certain items that are not directly related to Arbitron’s core operating performance. Arbitron’s management references these non-GAAP financial measures in assessing current performance and making decisions about internal budgets, resource allocation and financial goals.

EBIT is calculated by adding back net interest expense and income tax expense to net income. EBITDA is calculated by adding back net interest expense, income tax expense, and depreciation and amortization to net income.

EBIT margin and EBITDA margin are calculated as percentages of revenue.

EBIT and EBITDA should not be considered substitutes either for net income as indicators of Arbitron’s operating performance, or for cash flow as measures of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Arbitron Inc.
Condensed Consolidated Balance Sheets
March 31, 2011 and December 31, 2010
(In thousands)

	March 31,	December 31,
	2011	2010
	(Unaudited)	(Audited)
Assets:
Cash and cash equivalents	$23,557	$18,925
Trade receivables	48,688	59,808
Property and equipment, net	70,265	70,332
Goodwill, net	38,895	38,895
Other assets	31,423	41,281
Total assets	$212,828	$229,241
Liabilities and Stockholders’ Equity:
Deferred revenue	$34,389	$36,479
Other liabilities	55,661	62,111
Current debt	28,000	53,000
Stockholders’ equity	94,778	77,651
Total liabilities and stockholders’ equity	$212,828	$229,241

Note: The December 31, 2010 Condensed Consolidated Balance Sheet is derived from the audited Balance Sheet included in the Company’s Form 10-K for the fiscal year ended December 31, 2010.